                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549
                            ----------------------


                                  FORM 8-K/A

                                CURRENT REPORT
                    PURSUANT TO SECTION 13 OR 15(d) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

      Date of Report (Date of earliest event reported)  December 9, 1997

                       UNITED STATES FILTER CORPORATION
                       --------------------------------
            (Exact name of registrant as specified in its charter)

     Delaware                      1-10728                     33-0266015
  --------------                 -----------                 --------------
  (State of other                (Commission                 (I.R.S. Employer
  jurisdiction of                File Number)                Identification No.)
  incorporation or
  other organization)

          40-004 Cook Street, Palm Desert, California      92211
          -------------------------------------------   ------------
           (Address of principal executive offices)      (Zip Code)

    Registrant's telephone number, including area code    (760) 340-0098
                                                          --------------

                                Not Applicable
                        -------------------------------
                        (Former name or former address,
                         if changed from last report)

Item 7 of the Registrant's Current Report on Form 8-K/A dated December 9, 1997 and Item 7 of the Registrant's Current Report on Form 8-K/A dated January 16, 1998 are hereby amended as set forth below. The exhibits referenced therein are not amended hereby.

As previously reported on a Current Report on Form 8-K dated December 9, 1997, United States Filter Corporation (the "Company") acquired approximately 96% of the outstanding ordinary shares (the "Memtec Shares") of Memtec Limited ("Memtec") on December 9, 1997, pursuant to a tender offer. Beneficial ownership of the remaining Memtec Shares of the remaining shares was acquired on February 5, 1998. The total purchase price for all Memtec Shares was approximately $399.6 million in cash.

As previously reported on a Current Report on Form 8-K dated January 16, 1998, the Company acquired all of the outstanding common stock of The Kinetics Group, Inc. ("Kinetics") effective December 31, 1998 in exchange for 5,803,803 shares of common stock, par value $.01 per share, of the Company.

ITEM 7.   FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND
          EXHIBITS

          (B)   PRO FORMA FINANCIAL INFORMATION

          Unaudited Pro Forma Combined Balance Sheet as of September 30, 1997;

          Unaudited Pro Forma Combined Statement of Operations for the years ended March 31, 1997 and for the six months ended September 30, 1997;

          Unaudited Pro Forma Combined Statement of Operations for the years ended March 31, 1996 and 1995; and

          Notes to Unaudited Pro Forma Combined Financial Information.

          (C)   EXHIBITS

          23.1  Consent of Independent Auditors

          23.2  Consent of Price Waterhouse

          23.3  Consent of Ernst & Young LLP

                                  SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this amendment to be signed on its behalf by the undersigned hereunto duly authorized.



                                       UNITED STATES FILTER CORPORATION


                                       By:   /s/ KEVIN L. SPENCE
                                             --------------------------
                                             Kevin L. Spence
                                             Executive Vice President



Date:  March 4, 1998

              UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

The following unaudited pro forma combined financial information presents the Pro Forma Combined Balance Sheet at September 30, 1997, giving effect to the acquisitions of Memtec (which was accounted for as a purchase as described below) and of Kinetics (which was accounted for as a pooling of interests as described below) as if they had been consummated on that date. Also presented are the Pro Forma Combined Statements of Operations for the fiscal year ended March 31, 1997 and the six months ended September 30, 1997, giving effect to the acquisitions of Memtec and Kinetics as if each of such acquisitions had been consummated as of the beginning of the respective periods presented. The Company's fiscal year ends on March 31, Memtec's fiscal year ends on June 30 and Kinetics' fiscal year ends on September 30. The Pro Forma Combined
Statement of Operations for the year ended March 31, 1997 combines the results of the Company for such year with the results of Memtec for the year ended June 30, 1997 and the results of Kinetics for the year ended September 30, 1997. The Pro Forma Combined Statement of Operations for the six months ended September 30, 1997 combines the results of each of the Company, Memtec and Kinetics for such six month period.

Since the acquisition of Kinetics was accounted for as a pooling of interests, Pro Forma Combined Statements of Operations for the years ended March 31, 1996 and 1995 are also presented. The Pro Forma Combined Statements of Operations for each of these years combines the results of the Company for the years ended March 31, 1996 and 1995 with the results of Kinetics for the years ended September 30, 1996 and 1995, respectively. The Pro Forma Combined Statements of Operations for these years are in effect a restatement of the historical statements of operations of each of the Company and Kinetics and accordingly do not include the results of Memtec, which acquisition was accounted for as a purchase.

The pro forma data is based on the historical combined statements of the Company, Memtec and Kinetics giving effect to the Memtec acquisition under the purchase method of accounting, the Kinetics acquisition under the pooling of interests method of accounting and to the assumptions and adjustments (which the Company believes to be reasonable) described in the accompanying Notes to Unaudited Pro Forma Combined Financial Information. Under the purchase method of accounting, assets acquired and liabilities assumed will be recorded at their estimated fair value at the date of acquisition. Under the pooling of interests method of accounting, the recorded assets and liabilities of the separate entities become the recorded assets and liabilities of the combined entity. The pro forma adjustments set forth in the following unaudited pro forma combined financial information are estimated and may differ from the actual adjustments when they become known; however, no material differences are anticipated by the Company.

The following unaudited pro forma combined financial information does not reflect certain cost savings that the Company believes may be realized following the Memtec and Kinetics acquisitions. Such cost savings are expected to be realized primarily through the elimination of certain overhead expenses and geographic overlap and the implementation of strict cost controls and standardized operating procedures. Additionally, the Company believes that such acquisitions will enable it to realize increased operating efficiencies and economies of scale including enhanced purchasing power and increased asset utilization.

The pro forma data is provided for comparative purposes only. It does not purport to be indicative of the results that actually would have occurred if the acquisitions of Memtec and Kinetics had been consummated on the dates indicated or that may be obtained in the future. The unaudited pro forma combined financial information should be read in conjunction with the notes thereto, the audited consolidated financial statements and notes thereto of Memtec and Kinetics, incorporated herein by reference and the Company's Consolidated Financial Statements and related Notes thereto, incorporated herein by reference.

                  UNAUDITED PRO FORMA COMBINED BALANCE SHEET


                                                                          As of September 30, 1997
                                                 ----------------------------------------------------------------------------
                                                              Historical                            Pro Forma
                                                 -------------------------------------   ------------------------------------
                                                                                         Adjustments
                                                                                          Increase
                                                  Company        Memtec      Kinetics    (Decrease)       Notes     Combined
                                                 ----------     --------     --------    ----------    ----------  ----------
Current Assets:                                                                        (in thousands)

  Cash                                           $   32,622     $ 21,142     $  8,907                              $   62,671
  Short-term investments                                483            -            -                                     483
  Accounts receivable, net                          618,256       46,371       91,925                                 756,552
  Cost and estimated earnings in excess
   of billings on uncompleted contracts             121,494            -       22,773                                 144,267
  Inventories                                       303,960       48,401        2,718                                 355,079
  Prepaid expenses                                   13,677            -          891                                  14,568
  Deferred taxes                                     38,969        4,844       14,563                                  58,376
  Other current assets                               41,247        8,530            -                                  49,777
                                                 ----------     --------     --------                              ----------
       Total current assets                       1,170,708      129,288      141,777                               1,441,773
                                                 ----------     --------     --------                              ----------

Property, plant and equipment, net                  597,987       96,248       22,847                                 717,082
Investment in leasehold interests, net               22,916            -            -                                  22,916
Cost in excess of net assets of
  businesses acquired, net                          903,982       57,519            -                                 961,501
Other assets                                        109,373       19,459        4,611       (11,231)      a(i)        122,212
                                                 ----------     --------     --------                              ----------
                                                 $2,804,966     $302,514     $169,235                              $3,265,484
                                                 ==========     ========     ========                              ==========

       LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Accounts payable                               $  278,233     $ 13,679     $ 36,758                              $  328,670
  Accrued liabilities                               272,633       29,533       36,200                                 338,366
  Current portion of long-term debt                  10,699        3,447        1,150                                  15,296
  Billings in excess of costs and estimated
    earnings on uncompleted contracts                58,012            -       19,258                                  77,270
  Other current liabilities                          43,997          567        4,856                                  49,420
                                                 ----------     --------     --------                              ----------
       Total current liabilities                    663,574       47,226       98,222                                 809,022
                                                 ----------     --------     --------                              ----------

Notes payable                                         6,346            -       33,770       388,364       a(ii)       428,480
Long-term debt, excluding current portion            60,521       75,032       19,178                                 154,731
Convertible subordinated debentures                 554,000            -            -                                 554,000
Deferred taxes                                       13,110        5,017          677                                  18,804
Other liabilities                                    43,679        6,853          408                                  50,940
                                                 ----------     --------     --------                              ----------
       Total liabilities                          1,341,230      134,128      152,255                               2,015,977
                                                 ----------     --------     --------                              ----------
  Preferred stock                                         -            -       10,088       (10,088)     a(iii)             -

Shareholders' equity:
  Common stock                                          929       20,047            8       (19,997)  a(iii),a(iv)        987
  Additional paid-in capital                      1,384,570      157,210       13,692      (147,172)  a(iii),a(iv)  1,408,300
  Currency translation adjustment                   (34,579)     (10,552)           -        10,552       a(iv)       (34,579)
  Retained earnings (accumulated deficit)           112,816        1,681       (6,808)     (232,890)   a(iv),a(v)    (125,201)
                                                 ----------     --------     --------                              ----------
       Total shareholders' equity                 1,463,736      168,386        6,892                               1,249,507
                                                 ----------     --------     --------                              ----------

                                                 $2,804,966     $302,514      169,235                              $3,265,484
                                                 ==========     ========     ========                              ==========


The accompanying notes are an integral part of these pro forma combined financial data.

                  UNAUDITED COMBINED STATEMENT OF OPERATIONS

                                                                     Fiscal Year Ended March 31, 1997
                                           --------------------------------------------------------------------------------------
                                                           Historical                                  Pro Forma
                                           -----------------------------------------    -----------------------------------------

                                                                                        Adjustments
                                                                                         Increase
                                             Company         Memtec       Kinetics      (Decrease)        Notes        Combined
                                           -----------    -----------    -----------    -----------    -----------    -----------
                                                                            (in thousands, except per share data)
Revenues                                    $1,376,601     $  243,616       $387,805                                   $2,008,022

Cost of sales                                1,026,248        155,638        350,367                                    1,532,253
                                           -----------    -----------    -----------                                  -----------

        Gross profit                           350,353         87,978         37,438                                      475,769

Selling, general and
 administrative expenses                       261,859         72,702         54,331                                      388,892
Merger and Restructuring expenses                5,581          1,677        -                                              7,258
                                           -----------    -----------    -----------                                  -----------
                                               267,440         74,379         54,331                                      396,150
                                           -----------    -----------    -----------                                  -----------

        Operating income                        82,913         13,599        (16,893)                                      79,619

Other income (expense):
        Interest expense                       (22,585)        (5,613)        (3,924)       (22,991)         b(i)         (55,113)
        Interest and other income                3,350            816            328                                        4,494
                                           -----------    -----------    -----------                                  -----------
                                               (19,235)        (4,797)        (3,596)                                     (50,619)

        Income before income tax expense        63,678          8,802        (20,489)                                      29,000

Income tax expense                              17,481          1,306         (6,800)        (6,323)         b(ii)          5,664
                                           -----------    -----------    -----------                                  -----------

        Net income                          $   46,197     $    7,496       $(13,689)                                  $   23,336
                                           ===========    ===========    ===========                                  ===========

        Net income per common share         $     0.77                                                                 $     0.35
                                           ===========                                                                ===========

        Net income per common share
         excluding certain charges          $     0.83  c                                                     c        $     0.77
                                           ===========                                                                ===========

Weighted average number of
 shares outstanding                             60,324                                                                     66,127
                                           ===========                                                                ===========

The accompanying notes are an integral part of these pro forma combined financial data.

                  Pro Forma Combined Statement of Operations
                                  (Unaudited)

                                                             Six Months Ended September 30, 1997
                                        ----------------------------------------------------------------------------
                                                     Historical                              Pro Forma
                                        -----------------------------------     ------------------------------------
                                                                                 Adjustments
                                                                                  Increase
                                         Company      Memtec       Kinetics      (Decrease)     Notes       Combined
                                        ----------    ------       --------     ------------    -----      ---------
                                                                     (In thousands, except per share data)
                                                                                                           C>
Revenues                                $1,289,722    $130,095     $227,404                                $1,647,221

Cost of sales                              971,117      81,100      205,585                                 1,257,802
                                        ----------    --------     --------                                ----------

        Gross profit                       318,605      48,995       21,819                                   389,419

Selling, general and
 administrative expenses                   234,676      37,974       31,392                                   304,042
Merger and restructuring
 expenses                                       -        2,714           -                                      2,714
                                        ----------    --------     --------                                ----------
                                           234,676      40,688       31,392                                   306,756
                                        ----------    --------     --------                                ----------

        Operating income                    83,929       8,307       (9,573)                                   82,663
                                        ----------    --------     --------                                ----------


Other income (expense):
        Interest expense                   (18,389)     (2,767)      (2,787)      (11,496)      b (i)         (35,439)
        Interest and other income            1,087          39          136                                     1,262
                                        ----------    --------     --------                                ----------
                                           (17,302)     (2,728)      (2,651)                                  (34,177)
                                        ----------    --------     --------                                ----------
        Income before income tax
        expense                             66,627       5,579      (12,224)                                   48,486

 Income tax expense                         21,357       2,631       (3,748)       (3,690)      b (ii)         16,550
                                        ----------    --------     --------                                ----------

        Net income                      $   45,270    $  2,948     $ (8,476)                               $   31,936
                                        ==========    ========     ========                                ==========

        Net income per common share     $     0.55                                                         $     0.36
                                        ==========                                                         ==========
        Net income per common share
        excluding certain charges       $     0.55                                                         $     0.51
                                        ==========                                                         ==========
Weighted average number of
 shares outstanding                         82,968                                                             88,771
                                        ==========                                                         ==========

The accompanying notes are an integral part of these pro forma combined financial data.


                                              UNAUDITED COMBINED STATEMENT OF OPERATIONS



                                                                           FISCAL YEAR ENDED MARCH 31, 1996
                                                   ------------------------------------------------------------------------
                                                          Historical                            Pro Forma
                                                   -------------------------    -------------------------------------------
                                                                                  Adjustments
                                                                                    Increase
                                                   Company         Kinetics        (Decrease)         Notes        Combined
                                                   --------        --------    ---------------     ---------     ----------
                                                                           (In thousands, except per share data)
Revenues                                           $812,322        $278,423                                       $1,090,745

Cost of sales                                       606,226         230,747                                          836,973
                                                   --------        --------                                       ----------
     Gross profit                                   206,096          47,676                                          253,772

Selling, general and
 administrative expenses                            160,714          31,673                                          192,387
                                                   --------        --------                                       ----------

      Operating income                               45,382          16,003                                           61,385
                                                   --------        --------                                       ----------

Other income (expense):
       Interest expense                             (15,212)         (1,068)                                         (16,280)
       Interest and other income                      4,979             944                                            5,923
                                                   --------        --------                                       ----------
                                                    (10,233)           (124)                                         (10,357)
                                                   --------        --------                                       ----------

      Income before income tax expense               35,149          15,879                                           51,028

Income tax expense                                   13,182           7,147                                           20,329
                                                   --------        --------                                       ----------
      Net income                                   $ 21,967        $  8,732                                          $30,699
                                                   ========        ========                                       ==========

      Net income per common share                     $0.49                                                            $0.61
                                                   ========                                                       ==========
Weighted average number of
 shares outstanding                                  43,688                                                           49,491
                                                   ========                                                       ==========


The accompanying notes are an integral part of these pro forma combined financial data.

                  UNAUDITED COMBINED STATEMENT OF OPERATIONS

                                                                          Fiscal Year Ended March 31, 1995
                                         --------------------------------------------------------------------------------

                                                 Historical                                Pro Forma
                                         ---------------------------      -----------------------------------------------

                                                                            Adjustments
                                                                             Increase
                                           Company           Kinetics       (Decrease)          Notes          Combined
                                         -----------       -----------     -------------     -----------      -----------
                                                               (In thousands, except per share data)
Revenues                                    $600,832          $229,933                                           $830,765

Cost of sales                                463,959           194,875                                            658,834
                                         -----------       -----------                                        -----------

      Gross profit                           136,873            35,058                                            171,931

Selling, general and
 administrative expenses                     108,826            22,384                                            131,210
                                         -----------       -----------                                        -----------

      Operating income                        28,047            12,674                                             40,721
                                         -----------       -----------                                        -----------

Other income (expense):
      Interest expense                        (8,058)             (749)                                            (8,807)
      Interest and other income                1,280               331                                              1,611
                                         -----------       -----------                                        -----------
                                              (6,778)             (418)                                            (7,196)
                                         -----------       -----------                                        -----------

      Income before income tax expense        21,269            12,256                                             33,525

Income tax expense                             6,002             2,902                                              8,904
                                         -----------       -----------                                        -----------

      Net income                            $ 15,267          $  9,354                                           $ 24,621
                                         ===========       ===========                                        ===========

      Net income per common share           $   0.49                                                             $   0.67
                                         ===========                                                          ===========
Weighted average number of
 shares outstanding                           29,763                                                               35,566
                                         ===========                                                          ===========


The accompanying notes are an integral part of these pro forma combined financial data.

          Notes To Unaudited Pro Forma Combined Financial Information

a. The Pro Forma Combined Balance Sheet has been prepared to reflect the acquisition of Memtec under the purchase method of accounting. Including transaction costs estimated at approximately $13.0 million, the equity purchase price for Memtec was approximately $399.6 million in cash. The estimated net book value, as adjusted, of Memtec and the estimated fair value of its net assets as of the closing date is assumed to be $168.4 million. The purchase price was allocated to the assets of Memtec based on their estimated respective fair value. In connection with the acquisition of Memtec, the Company acquired certain in-process research and development projects that had not reached technological feasibility and that had no alternative future uses. Such projects were valued using a risk adjusted cash flow model under which expected future cash flows were discounted, taking into account risks related to existing and future markets and assessments of the life expectancy of such projects. The estimated value of such in-process research and development projects was $231.2 million at September 30, 1997 ($299.5 million at the closing date of December 9, 1997) and was recorded as a charge to retained earnings in the accompanying Pro Forma Combined Balance Sheet.

    The Pro Forma Combined Balance Sheet has been prepared to reflect the acquisition of Kinetics under the pooling of interests method of accounting. The Company acquired all of the outstanding capital stock of Kinetics in exchange for 5,803,803 shares of the Company's Common Stock (0.5824 shares of the Company's Common Stock for each outstanding share of Kinetics common stock). Pursuant to the pooling of interest method of accounting, the recorded assets and liabilities of each of the Company and Kinetics have been recorded as the assets and liabilities of the combined entity.

    The Pro Forma Combined Balance Sheet has been adjusted as follows:

    (i) To eliminate the recorded investment in Memtec of $11.2 million for the purchase of Memtec shares prior to the Memtec Offer.

    (ii) To record the incurrence of $388.4 million of indebtedness under the Senior Credit Facility with an assumed effective interest rate of 5.92%. Such indebtedness was incurred to fund the purchase of a portion of the Memtec Shares and to pay certain related fees and expenses.

    (iii) To reflect the conversion of Kinetics preferred stock into Kinetics common stock. Such conversion increased Kinetics common equity account and additional paid-in capital account by $50,000 and $10.0 million, respectively.

    (iv)   To eliminate the equity of Memtec.

    (v) To record the impact on retained earnings for the charge of $231.2 million related to the purchase of in-process research and development projects.

b. For the fiscal year ended March 31, 1997, the historical results of operations of Memtec reflects its operations for the twelve months ended June 30, 1997 and the historical results of operations of Kinetics reflects its operations for the twelve months ended September 30, 1997. The pro forma data for the six months ended September 30, 1997 combines the results of each of the Company, Memtec and Kinetics for such six month period.

    The Pro Forma Combined Statements of Operations give effect to the following adjustments:


                                                      Fiscal Year Ended                Six Months Ended
                                                        March 31, 1997                September 30, 1997
                                                                       (in thousands)
(i)   To adjust interest expense related
      to indebtedness of $388.4 million
      incurred under the Senior Credit
      Facility to finance the acquisition
      of a portion of the Memtec Shares
      and to pay certain related fees and
      expenses. Interest on such indebtedness
      is assumed to be at an effective rate
      of 5.92% per annum                               $ (22,991)                       $ (11,496)
                                                       =========                        =========

(ii)  To adjust the provision for income
      taxes to reflect the income tax effect
      of the pro forma adjustments                     $  (6,323)                       $  (3,690)
                                                       =========                        =========

c. During the fiscal year ended March 31, 1997, the Company recorded merger expenses of $5.6 million related to the acquisition of Davis Water & Waste Industries, Inc. ("Davis"). Such expenses consisted primarily of investment banking fees, printing fees, stock transfer fees, legal fees, accounting fees, governmental filing fees and certain other costs related to existing Davis pension plans and change of control payments.

    During the fiscal year ended June 30, 1997 and the six months ended September 30, 1997, Memtec recorded restructuring expenses of $1.7 million and $2.7 million, respectively. Such restructuring expenses related to employee terminations and asset write-downs at Memtec's French operations. The restructuring was performed to focus Memtec's French operations on global brands and away from non-core businesses.

    During the fiscal year ended September 30, 1997 and the six months ended September 30, 1997, Kinetics recorded non-recurring charges of $32.8 million and $17.3 million, respectively. During the fiscal year ended September 30, 1997, Kinetics recorded in cost of sales non-recurring charges of $26.0 million related to certain unreimbursed project costs, $24.8 million of which were for Asian-based customers including $20.0 million for a single project for an Asian-based customer. Additional non-recurring charges during the fiscal year ended September 30, 1997 of $6.8 million were included in Kinetics' selling, general and administrative expenses. These charges related to increases in Kinetics allowance for doubtful accounts, the write-off of certain receivables, the write-down of certain assets and the establishment of certain accruals. During the six months ended September 30, 1997, Kinetics recorded in cost of sales non-recurring charges of $13.7 million related to unreimbursed project costs, $13.4 million of which were for Asian-based customers including $10.3 million for a single project for an Asian based customer. Additionally, during the six months ended September 30, 1997, Kinetics recorded non-recurring charges in selling, general and administrative expenses of $3.6 million related to increases in Kinetics allowance for doubtful accounts, the write-off of certain receivables, the write-down of certain assets and the establishment of certain accruals.

    Excluding the effects of each of the charges identified above, gross profit, operating income, net income and net income per common share for the fiscal year ended March 31, 1997 and the six months ended September 30, 1997 would have been:

                                                       Pro Forma
                                             ----------------------------
                                              (in thousands, except per
                                                      share data)
Fiscal Year Ended March 31, 1997:
    Gross Profit                                          $501,769
    Operating income                                       119,706
    Net income                                              50,746
    Net income per common share                               0.77
Fiscal Year Ended March 31, 1997:
    Gross Profit                                          $403,102
    Operating income                                       102,682
    Net income                                              45,369
    Net income per common share                               0.51